Exhibit 23

[Larrowe & Company, PLC Letterhead]

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Surrey Bancorp

145 North Renfro Street

Mount Airy, North Carolina 27030-8038

We consent to the incorporation by reference in the Registration Statements (Nos. 333-108676 and 333-108677) of Surrey Bancorp on Forms S-8 of our report dated January 14, 2005 on the consolidated financial statements of Surrey Bancorp as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 which report appears in this December 31, 2004 annual report on Form 10-KSB/A of Surrey Bancorp.

/s/ Larrowe & Company, PLC

Galax, Virginia

September 20, 2005